
                                 EXHIBIT (4)(a)


                                 FORM OF POLICY

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
[LOGO] Transamerica                                                    Home Office located at:
   (R) FINANCIAL LIFE INSURANCE COMPANY                                4 Manhattanville Road, Purchase,
                                                                       New York 10577
                                                                       Adm. Office located at:
                                                                       4333 Edgewood Road N.E. Cedar
                                                                       Rapids, lowa 52499
       A Stock Company (Hereafter called the Company, we, our or us)   (319)398-8511

                           POLICY NUMBER: 07 - 12345

This is a legal contract between the Owner and Transamerica Financial Life Insurance Company, a Stock Company (Hereafter called the Company, we, our or us.) The Company will provide annuities and other benefits as set out in this annuity contract, subject to its provisions. This annuity contract is delivered in, and is governed by, the laws of the State of New York.

                                    WE AGREE

..    To provide annuity payments as set forth in Section 10 of this policy,

..    Or to pay Withdrawal benefits in accordance with Section 5 of this policy,

..    Or to pay death proceeds in accordance with Section 9 of this policy.

This contract permits the accumulation of funds on a tax-deferred basis and provides a periodic annuity payment for the life of the Annuitant or for a certain period of time. Payments start on the Annuity Commencement Date.

The smallest annual rate of investment return that would have to be earned on the assets of the Separate Account so that the dollar amount of variable Annuity Payments will not decrease is 6.25%

Prior to the Annuity Commencement Date, a daily charge corresponding to an annual charge of no more than 1.85% for the Policy Value death benefit option (2.15% for the Return of Premium death benefit option and 2.55% for the Annual Step-Up death benefit option), is applied by the Company to the assets of the Separate Account. The corresponding annual charge after the Annuity Commencement Date is no more than 1.45% regardless of death benefit option elected prior to the Annuity Commencement Date. The amounts applicable to this policy are shown on the Policy Data page. In addition, a maximum annual Service Charge of $30 is assessed (prior to the Annuity Commencement Date only) on each Policy Anniversary if either the sum of premium less Withdrawals is less than $50,000 (or the Policy Value is less than $50,000) on the Policy Anniversary.

See the "Service Charge" provision in Section 4 and the "Charges and Deductions" provision in Section 6 of this contract for more details. These agreements are subject to the provisions of this contract. This contract is issued in consideration of the application and payment of the initial premium as provided. This contract may be applied for and issued to qualify as a tax-qualified annuity under the applicable sections of the Internal Revenue Code.

                             20 DAY RIGHT TO CANCEL

You may cancel this contract by delivering or mailing a written notice to us or Your agent. You must return the contract before midnight of the twentieth day after the day You receive it. Notice given by mail and return of the contract by mail are effective upon being mailed, properly addressed and postage prepaid. We will return the Policy Value, including any fees and charges, within 10 days after we receive notice of cancellation and the returned contract.

If this contract is a replacement of another contract, the Right to Cancel period is extended to 60 days and we will return the Policy Value, including any fees and charges, for this contract within 10 days after we receive notice of cancellation and the returned contract.

The value of the Subaccount(s) is based on the value of the Separate Account assets which are not guaranteed as to fixed dollar amounts and will increase or decrease in value based on investment results.

                       Signed for us at our home office.


                /s/ Illegible                      /s/ Illegible
      --------------------------------   --------------------------------
                  SECRETARY                          PRESIDENT

    This policy is a legal contract between the policyowner and the company.
                           READ YOUR POLICY CAREFULLY

                   Flexible Premium Deferred Variable Annuity
                   Income Payable At Annuity Commencement Date
          Benefits Based On The Performance Of The Separate Account Are Variable And Are Not Guaranteed As To Dollar Amount (See Sections 6 and 10C)
                                Non-Participating
 WE RESERVE THE RIGHT TO (I) REFUSE PREMIUM PAYMENTS TO THE FIXED ACCOUNT, AND
      (II) PROHIBIT TRANSFERS TO THE FIXED ACCOUNT, AFTER THE POLICY DATE

AV1024 101 179 1003

                             SECTION 1 - DEFINITIONS

ANNUITANT - The person whose life annuity payments will be based on.

ANNUITY COMMENCEMENT DATE - The Date the Annuitant begins receiving payments from this policy. In no event can this date be 1.) later than the last day of the month following the month in which the Annuitant attains age 90, or 10 years from the Policy Date if later, or 2.) earlier than the first day of the calendar month coinciding with or next following the first Policy Anniversary.

CASH VALUE - Amount, defined in Section 5 that is available for partial or full Surrenders.

CUMULATIVE EARNINGS - An amount equal to the Policy Value at the time a lump sum payout or systematic payout option payout is made, minus the sum of all premium payments reduced by all prior partial Withdrawals deemed to have been from premium, if any.

DISTRIBUTION - A Withdrawal or disbursement of funds from the Policy Value or Cash Value. Policy Value and Cash Value will be reduced by any Distribution.

EARNINGS - The gains, if any, in the Policy Value.

GAINS - Cumulative Earnings, if any, in the Policy Value.

INCOME OPTIONS - Options through which the distribution of the Policy Value can be directed.

INVESTMENT OPTIONS - The one-year Guaranteed Period Option of the Fixed Account, the Dollar Cost Averaging Fixed Account Option, and any of the Subaccounts of the Separate Account.

PAYEE - The person to whom annuity payments will be made.

POLICY ANNIVERSARY - The anniversary of the Policy Date for each year the policy remains in force.

POLICY DATE - The date shown on the Policy Data page of this policy and the date on which this policy becomes effective.

POLICY VALUE - Amount defined in Section 4, that can be used to fund one of the Income Options.

POLICY YEAR - The 12-month period following the Policy Date shown on the Policy Data page. The first Policy Year starts on the Policy Date. Each subsequent year starts on the anniversary of the Policy Date.

SEPARATE ACCOUNT - The separate investment account(s) established by us, as described in Section 6. The investment performance of the Separate Account is independent of the performance of the general assets of the Company.

SUBACCOUNT - A division of the Separate Account which invests in shares of one Portfolio. The investment performance of each Subaccount is directly linked to the investment performance of the corresponding Portfolio, as described in
Section 6.

SURRENDER - A partial or full Withdrawal of funds from the Policy Value or Cash Value.

WITHDRAWAL - A distribution of funds from the Policy Value or Cash Value.

YOU, YOUR - The owner of this policy. Unless otherwise specified on the Policy Data page, the Annuitant and the owner shall be one and the same person. If the owner is a trust and the trust allows any person(s) other than the trustee to exercise ownership rights under the policy, then such person(s) must be named as the Annuitant, as applicable. The Owner while living, controls all rights and benefits under the policy.

AVB1024

                                     Page 2

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                             SECTION 2 - POLICY DATA

POLICY NUMBER: [07 - 12345]                  ANNUITANT: [John Doe]

INITIAL PREMIUM PAYMENT: [$5,000.00]         ISSUE AGE/SEX: [35 / Male]

POLICY DATE: [October 4, 2003]               OWNER(S): [John Doe]

ANNUITY COMMENCEMENT DATE: [March 8, 2058]   DEATH BENEFIT OPTION: Policy Value

BENEFICIARY: [Jane Doe]

Initial Effective Annual Interest Rate Credited to the Fixed Account: [2.00%]

Fixed Account Guaranteed Minimum Effective Annual Interest Rate: 1.50%

The minimum initial premium payment is $5,000 for nonqualified and $1,000 for qualified.

The maximum total premium payments, which we will accept without prior Approval is $1,000,000 for issue ages 0-80, $500,000 for issue ages 81 and older.

Before the Annuity Commencement Date:

     Service Charge: Annual charge equal to the lesser of 2% of the Policy Value or $30.

     Death Benefit: Policy Value
          Mortality and Expense Risk Fee and Administrative Charge: [0.40%]

After the Annuity Commencement Date:

          Mortality and Expense Risk Fee and Administrative Charge: [1.25%]

AV1024 101 179 1003SP

                                     Page 3

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                             SECTION 2 - POLICY DATA

POLICY NUMBER: [07 - 12345]                      ANNUITANT: [John Doe]

INITIAL PREMIUM PAYMENT: [$5,000.00]         ISSUE AGE/SEX: [35/Male]

POLICY DATE: [October 4, 2003]                    OWNER(S): [John Doe]

ANNUITY COMMENCEMENT DATE: [March 8, 2058]   DEATH BENEFIT
                                                    OPTION: Return of Premium

BENEFICIARY: [Jane Doe]

Initial Effective Annual Interest Rate Credited to the Fixed Account: [2.00%]

Fixed Account Guaranteed Minimum Effective Annual Interest Rate: 1.50%

The minimum initial premium payment is $5,000 for nonqualified and $1,000 for qualified.

The maximum total premium payments, which we will accept without prior Approval is $1,000,000 for issue ages 0-80, $500,000 for issue ages 81 and older.

Before the Annuity Commencement Date:

     Service Charge: Annual charge equal to the lesser of 2% of the Policy Value or $30.

     Death Benefit Return of Premium
          Mortality and Expense Risk Fee and Administrative Charge: [0.45%]

After the Annuity Commencement Date:

          Mortality and Expense Risk Fee and Administrative Charge: [1.25%]

AV1024 101 179 1003SP (ROP)

                                     Page 3


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                            SECTION 2 - POLICY DATA

POLICY NUMBER: [07 - 12345]                      ANNUITANT: [John Doe]

INITIAL PREMIUM PAYMENT: [$5,000.00]         ISSUE AGE/SEX: [35/Male]

POLICY DATE: [October 4, 2003]                    OWNER(S): [John Doe]

ANNUITY COMMENCEMENT DATE: [March 8, 2058]   DEATH BENEFIT
                                                    OPTION: Annual Step-Up to
                                                            Age 81

BENEFICIARY: [Jane Doe]

Initial Effective Annual Interest Rate Credited to the Fixed Account: [2.00%]

Fixed Account Guaranteed Minimum Effective Annual Interest Rate: 1.50%

The minimum initial premium payment is $5,000 for nonqualified and $1,000 for qualified.

The maximum total premium payments, which we will accept without prior Approval is $1,000,000 for issue ages 0-80, $500,000 for issue ages 81 and older.

Before the Annuity Commencement Date:

     Service Charge: Annual charge equal to the lesser of 2% of the Policy Value or $30.

     Death Benefit: Annual Step-Up to age 81
          Mortality and Expense Risk Fee and Administrative Charge: [0.55%]

After the Annuity Commencement Date:

          Mortality and Expense Risk Fee and Administrative Charge: [1.25%]

AV1024 101 179 1003SP (DBN)
                                     Page 3

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                          SECTION 3 - PREMIUM PAYMENTS

PAYMENT OF PREMIUMS

Premium payments may be made any time while this policy is in force before the Annuity Commencement Date. You may start or stop, increase or decrease, or skip any premium payments. We reserve the right to prohibit premium payments to the Fixed Account options described in Section 7 after the Policy Date. We will provide 30 days advance written notice of this decision. We will also provide timely written notification to You once any such prohibition of premiums is no longer in effect.

MAXIMUM AND MINIMUM PREMIUM PAYMENT

The premium payments may not be more than the amount permitted by law if this is a tax-qualified annuity. The minimum initial premium payment is $5,000. If this policy is being used as a tax-qualified annuity, the minimum initial premium is $1,000, except that no minimum initial premium payment will be required for 403(b) annuities. The minimum subsequent premium payment we will accept is $50. The maximum total premium payments which we will accept without prior Company approval is $1,000,000 for issue ages 0-80. For issue ages over 80, the maximum total premium payments which we will accept without prior Company approval is $500,000.

If premium payments are discontinued, the Policy Value at the cessation of premium payments will be held by us and the Fixed Account portion of the policy will continue to be credited with at least the guaranteed interest rate provided in this policy. We may declare a higher rate in advance. On the Annuity Commencement Date we will distribute the Policy Value under one of the Annuity Payment Options.

PREMIUM PAYMENT DATE

The premium payment date is the date on which the premium payment is credited to the policy. The initial premium payment less any applicable premium taxes will be credited to the policy within two business days of receipt of the premium payment and the information needed. Subsequent additional premium payments will be credited to the policy as of the business day the premium payment and required information are received. A business day is any day that the New York Stock Exchange is open for trading.

ALLOCATION OF PREMIUM PAYMENTS

Premium payments may be applied to various Investment Options, which we make available. For each premium payment. You must indicate what percentage to allocate to various Investment Options. Each percent may be either zero or any whole number; however, the allocation among all accounts must total 100%.

CHANGE OF ALLOCATION

You may change the allocation of premium payments to various Investment Options by providing us notice containing the facts that we need. Premium payments received after the date on which we receive Your notice will be applied on the basis of the new allocation.

PREMIUM TAXES

The insurance laws of the State of New York currently do not allow the imposition of premium taxes on annuity considerations. Therefore, wherever reference is made in this annuity policy to the deduction of premium taxes, such deductions will not be made while the Owner is a resident of the State of New York, unless subsequent changes in New York's insurance laws provide otherwise. The amount of any applicable premium tax imposed on amounts relating to this annuity policy may be withdrawn from this annuity policy. For purposes of this annuity policy, premium taxes include retaliatory taxes or similar taxes.

                            SECTION 4 - POLICY VALUE

POLICY VALUE

On or before the Annuity Commencement Date, the Policy Value is equal to Your:

(a)  premium payments; minus
(b)  Gross Partial Withdrawals (as defined in Section 5); plus
(c)  interest credited to the Fixed Account (see Section 7); plus
(d)  accumulated gains in the Separate Account (see Section 6); minus
(e)  accumulated losses in the Separate Account (see Section 6); minus
(f)  service charges, premium taxes, rider fees and transfer fees, if any.

You may use the Policy Value on the Annuity Commencement Date to provide lifetime income or income for a period of no less than 60 months under the General Payment Provisions in Section 10.

SERVICE CHARGE

On each Policy Anniversary during any Policy Year before the Annuity Commencement Date, we reserve the right to assess a Service Charge up to $30 for policy administration expenses. The Service Charge will be deducted from each Subaccount in proportion to the portion of Separate Account Policy Value (prior to such charge) in each Subaccount In no event will the Service Charge exceed 2% of the Policy Value on the Policy Anniversary.

The Service Charge will not be deducted on a Policy Anniversary if, (1) the sum of all premium payments less the sum of all Withdrawals taken equals or exceeds $50,000; or (2) the Policy Value equals or exceeds $50,000.

M1667

                 SECTION 5 - CASH VALUE AND PARTIAL WITHDRAWALS

CASH VALUE

On or before the Annuity Commencement Date, the Cash Value is equal to the Policy Value. Information on the current amount of Your policy's Cash Value is available upon request. The Cash Value may be partially withdrawn or will be paid in the event of a full Surrender of the policy. We must receive Your written partial Withdrawal or Surrender request before the Annuity Commencement Date.

There is no Cash Value once an Annuity Income Option has been selected.

PARTIAL WITHDRAWALS

We will pay You a portion of the Cash Value as a Partial Withdrawal provided we receive Your written request while the policy is in effect and before the Annuity Commencement Date. When You request a Partial Withdrawal You must tell us how it is to be allocated from among the Investment Options. If Your request for a Partial Withdrawal from any Investment Option is less than or equal to the Cash Value in that option, we will pay the amount of Your request. However, if Your request for a Partial Withdrawal from any Investment Option is greater than the Cash Value in that option, we will pay You the Cash Value of that Investment Option.

The Gross Partial Withdrawal is the total amount which will be deducted from Your Policy Value as a result of each Partial Withdrawal. The Gross Partial Withdrawal equals the requested Partial Withdrawal.

If no premium payments have been made for three Policy Years and any Partial Withdrawal reduces the Policy Value below $2,000, we reserve the right to pay the full Policy Value and terminate the policy.

We may delay payment of the Cash Value from the Fixed Account for up to 6 months after we receive the request. If payment of the Partial Withdrawal or full Surrender is not made within 10 business days of our receipt of the request, We will pay interest on that amount from the date of receipt to the date of payment. The interest rate will be the rate that is currently paid on Fixed Income Option 1, Interest Payments. If the owner dies after we receive the request, but before the request is processed, the request will be processed before the death proceeds are determined.

For interest crediting purposes only, the oldest premium payment is considered to be withdrawn first, then the interest associated with that premium payment. If the amount withdrawn exceeds this amount, the next oldest premium payment, and its associated interest is considered to be withdrawn, and so on until the most recent premium payment and its associated interest is considered to be withdrawn (i.e. Partial Withdrawals are made on a First-In, First-Out or FIFO basis).

Amounts may be withdrawn under one of the options as described below.

LUMP SUM

Beginning in the first Policy Year, the Cumulative Earnings are available as a lump sum distribution once per Policy Year.

SYSTEMATIC PAYOUT OPTION

Beginning in the first Policy Year, a Systematic Payout Option (SPO) is available on a monthly, quarterly, semi-annual or annual basis. At the time a SPO payout is made, such payout must be at least $50 and may not exceed the greater of A or B, divided by the number of payouts made per year (e.g. 12 for monthly).

A    is the Cumulative Earnings, if any, in the Policy Value; and

B    is an amount equal to 10% of the premium payments.

Monthly and quarterly payouts must be sent through electronic funds transfer directly to a checking or savings account. You may start or stop SPO payouts at any time; however, 30 days' written notice is required to stop SPO payouts.

Once You have elected a SPO, You must wait a minimum time before the first SPO payment: 1 month for monthly, 3 months for quarterly, 6 months for semi-annual, or 12 months for annual. If a Lump Sum distribution is taken in the same Policy Year when SPO payments are being taken, and the total Withdrawal would exceed the greater of A or B above in that Policy Year, the SPO will be stopped.

U1667

                          SECTION 6 - SEPARATE ACCOUNT

MINIMUM REQUIRED DISTRIBUTION

For tax-qualified plans, Partial Withdrawals taken to satisfy minimum distribution requirements under Section 401(a)(9) of the Internal Revenue Code
(IRC) are available. The amount available from this annuity with respect to the minimum distribution requirements is based solely on this policy.

Systematic minimum distributions must be at least $50 or a lump sum Distribution is available if minimum required distributions are less than $50.

GUARANTEED RETURN OF FIXED ACCOUNT PREMIUM PAYMENTS

Upon full Surrender of the policy, You will always receive at least the premium payments made to, less prior Withdrawals and transfers from, the Fixed Account.

MINIMUM VALUES

Benefits available under this policy, including any paid up annuity, Cash Value, or death benefits that may be available, are not less than those required by the insurance laws of the State of New York. Such benefits will be increased as interest is credited to the policy (and decreased by any Withdrawals).

SEPARATE ACCOUNT

We have established and will maintain one or more Separate Account(s), under the laws of the state of New York. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are put in the Separate Account for this policy, as well as for other variable annuity policies. Any Separate Account may invest assets in shares of one or more mutual fund portfolios, or in the case of a managed Separate Account, direct investments in stocks or other securities as permitted by law. Fund shares refer to shares of underlying mutual funds or prorata ownership of the assets held in a Subaccount of a managed Separate Account. Fund shares are purchased, redeemed and valued on behalf of the Separate Account.

The Separate Account is divided into Subaccounts. Each Subaccount invests exclusively in shares of one of the portfolios of an underlying fund. We reserve the right to add or remove any Subaccount of the Separate Account.

The Separate Account meets the definition of a "Separate Account": under rule 0-1(e)(1) of the Investment Company Act of 1940 (the "1940 Act"). The assets of the Separate Account are our property. These assets will equal or exceed the reserves and other contract liabilities of the Separate Account. These assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right, subject to regulations governing the Separate Account, to transfer assets of a Subaccount, in excess of the reserves and other contract liabilities with respect to that Subaccount, to another Subaccount or to our General Account.

We will determine the fair market value of the assets of the Separate Account in accordance with a method of valuation, which we establish in good faith. Valuation Period means the period of time from one determination of the value of each Subaccount to the next. Such determinations are made when the value of the assets and liabilities of each Subaccount is calculated. This is generally the close of business on each day on which the New York Stock Exchange is open. In order to determine the value of an asset on a day that is not a Business Day, the Company will use the value of that asset as of the end of the next Business Day on which trading takes place.

The Company will determine the value of the reserves for assets in the Separate Account at the end of each Business Day. In order to determine the value of reserves for assets on a day that is not a Business Day, the Company will use the value of that asset as of the end of the prior Business Day on which trading took place.

We also reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another Separate Account. If this type of transfer is made, the term "Separate Account", as used in the policy, shall then mean the Separate Account to which the assets were transferred.

We also reserve the right, when permitted by law to:

(a)  deregister the Separate Account under the Investment Company Act of 1940;
(b)  manage the Separate Account under the direction of a committee at any time;
(c) restrict or eliminate any voting rights of policy owners or other persons who have voting rights as to the Separate Account;
(d)  combine the Separate Account with one or more other Separate Accounts;
(e)  create new Separate Accounts;
(f) add new Subaccounts to or remove existing Subaccounts from the Separate Account, or combine Subaccounts; and
(g) add new underlying mutual funds, remove existing mutual funds, or substitute a new fund for an existing fund.

V1545

The Net Asset Value of a fund share is the per-share value calculated by the mutual fund or, in the case of a managed Separate Account, by the Company. The Net Asset Value is computed by adding the value of the Subaccount's investments, cash and other assets, subtracting its liabilities, and then dividing by the number of shares outstanding. Net Asset Values of fund shares reflect investment advisory fees and other expenses incurred in managing a mutual fund or a managed Separate Account.

CHANGE IN INVESTMENT OBJECTIVE OR POLICY OF A MUTUAL FUND

If required by law or regulation, an investment policy of the Separate Account will only be changed if approved by the appropriate insurance official of the state of New York or deemed approved in accordance with such law or regulation. If so required, the process for obtaining such approval is filed with the insurance official of the state or district in which this policy is delivered.

CHARGES AND DEDUCTIONS

The Mortality and Expense Risk Fee and the Administrative Charge are each deducted both before and after the Annuity Commencement Date to compensate for changes in mortality and expenses not anticipated by the mortality and administration charges guaranteed in the policy.

The Service Charge is deducted prior to the Annuity Commencement Date only.

If the Mortality and Expense Risk Fee is more than sufficient, the Company will retain the balance as profit or may reduce this fee in the future.

ACCUMULATION UNITS

The Policy Value in the Separate Account before the Annuity Commencement Date is represented by accumulation units. The dollar value of accumulation units for each Subaccount will change from business day to business day reflecting the investment experience of the Subaccount.

Premium Payments allocated to and any amounts transferred to the Subaccounts will be applied to provide accumulation units in those Subaccounts. The number of accumulation units purchased in a Subaccount will be determined by dividing the amount allocated to or transferred to that Subaccount, by the value of an accumulation unit for that Subaccount on the premium payment or transfer date.

The number of accumulation units withdrawn or transferred from the Subaccounts will be determined by dividing the amount withdrawn or transferred by the value of an accumulation unit for that Subaccount on the Withdrawal or transfer date.

The value of an accumulation unit on any business day is determined by multiplying the value of that unit at the end of the immediately preceding valuation period by the net investment factor for the valuation period.

The net investment factor used to calculate the value of an accumulation unit in each Subaccount for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a)  is the result of:
     (1) the net asset value of a fund share held in that Subaccount determined as of the end of the current valuation period; plus
     (2) the per share amount of any dividend or capital gain Distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the valuation period; plus or minus
     (3) a per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of that Subaccount.
(b) is the net asset value of a fund share held in that Subaccount determined as of the end of the immediately preceding valuation period.
(c) is a factor representing the Mortality and Expense Risk Fee and Administrative Charge before the Annuity Commencement Date. This factor is less than or equal to, on an annual basis, the percentage shown on the Policy Data Page of the daily net asset value of a fund share held in that Subaccount.

Since the net investment factor may be greater or less than one, the accumulation unit value may increase or decrease.

VB1545

                            SECTION 7 - FIXED ACCOUNT

FIXED ACCOUNT

The Fixed Account is comprised of a one-year Guaranteed Period Option and the Dollar Cost Averaging Fixed Option that we may choose to offer. Premium payments applied to and any amounts transferred to the Fixed Account will reflect a fixed interest rate. The interest rates we set will be credited for increments of at least one year measured from each premium payment or transfer date. These rates will never be less than the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown on Page 3.

We reserve the right, at our sole discretion, to prohibit premium payments and/or transfers allocated to any of the Fixed Account options described in this section after the Policy Date. We will provide 30 days advance written notice of this decision. We will also provide timely written notification to You once any such prohibition of premium payments and/or transfers is no longer in effect.

GUARANTEED PERIOD OPTION

We will offer the one-year Guaranteed Period Option for the initial premium payment and may offer it for subsequent premium payments or amounts transferred to the Fixed Account. The current interest rate we set for funds entering a Guaranteed Period Option (GPO) is guaranteed until the end of that option's Guaranteed Period. At that time, the premium payment made or amount transferred into the GPO, less any Withdrawals or transfers from that GPO, plus accrued interest, will be rolled into a new one-year GPO or may be transferred to any Subaccount(s) within the Separate Account(s).

You may choose the Investment Option(s) You want the funds transferred into by giving us a written notice within 30 days before the end of the expiring option's Guaranteed Period. However, any Guaranteed Period elected may not extend beyond the maximum Annuity Commencement Date defined in Section 11. In the absence of such election, the funds will be rolled into a new one-year GPO if we are allowing transfers into new one-year GPO's at that time You will be mailed a notice of completion of any rollover with the new interest rate applicable. The new GPO will be deemed as accepted if we do not receive a written rejection within 30 days from the postmark date of the completion notice. If we are prohibiting transfers into new one-year GPO's, we will provide 30 days advance written notice of this decision. We will also provide timely written notification to you once any such prohibition of transfers is no longer in effect.

When funds are withdrawn or transferred from the one year GPO, the Policy Value associated with the oldest premium payment or rollover is considered to be withdrawn/transferred first. If the amount withdrawn/transferred exceeds the Policy Value associated with the oldest premium, the Policy Value associated with the next oldest premium payment or rollover is considered to be withdrawn/transferred next, and so on until the Policy Value associated with the most recent premium payment or rollover is considered to be withdrawn/transferred (this is a "First-In, First-Out" or FIFO basis).

DOLLAR COST AVERAGING FIXED ACCOUNT OPTION

We may offer a Dollar Cost Averaging one-year (DCA) Fixed Account Option separate from the Guaranteed Period Option. This option will have a one-year interest rate guarantee. The current interest rate we set for the DCA Fixed Account may differ from the rates credited on the one-year GPO in the Fixed Account. In addition, the current interest rate we credit may vary on different portions of the DCA Fixed Account. The credited interest rate will never be less than the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown on Page 3. The DCA Fixed Account Option will only be available under a Dollar Cost Averaging program as described in Section 8.

                              SECTION 8 - TRANSFERS

A.   TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE

Prior to the Annuity Commencement Date, You may transfer the value of the accumulation units from one Investment Option to another by providing us notice containing the facts that we need.

Transfers of interest credited in the one-year GPO to other Investment Options are allowed on a "First-In, First-Out' basis. Such transfers may be made monthly, quarterly, semi-annually, or annually. Each such transfer must be at least $50.

Transfers of Policy Value from the Separate Account are subject to a minimum of $500 or the entire Subaccount Policy Value, if less. However, if the remaining Subaccount Policy Value is less than $500, we reserve the right to include that amount as part of the transfer.

L1141

We reserve the right to limit transfers to no more than 12 in any one Policy Year. Any transfers in excess of 12 per Policy Year may be charged a $10 per transfer fee. Transfers among multiple Investment Options will be treated as one transfer in determining the number of transfers that have occurred. We also reserve the right to prohibit transfers to the Fixed Account. If we are prohibiting transfers to the Fixed Account, we will provide 30 days advance written notice of this decision. You must indicate which Investment Option(s) to transfer the funds to while such prohibition is in effect. We will also provide timely written notification to you once any such prohibition of transfers is no longer in effect.

The policy was not designed for professional market timing organizations or other persons that use programmed, large, or frequent transfers. The use of such transfers may be disruptive to an underlying portfolio. We reserve the right to reject any transfer request from any person in the interest of overall fund management or, if, in our judgment, an underlying fund would be unable to invest effectively in accordance with its investment objectives and policies or would otherwise be potentially adversely affected or if an underlying fund would reject our purchase order. We also reserve the right to revoke Your fax, and electronic transfer privileges at any time without revoking all owner's fax and electronic transfer privileges.

DOLLAR COST AVERAGING OPTION

Prior to the Annuity Commencement Date, You may instruct us to automatically transfer a specified amount from the Money Market Subaccount, U.S. Government Securities Subaccount, or out of the Dollar Cost Averaging (DCA) Fixed Account Option to any other Subaccount(s) of the Separate Account. The automatic transfers can occur monthly or quarterly.

Transfers will continue until the elected Subaccount or DCA Fixed Account value is depleted. The amount transferred each time must be at least $500. All transfers from the DCA account will be the same amount as the initial transfer. Changes to the Subaccounts to which these transfers are allocated are not restricted. Transfers must be scheduled for at least 6, but not more than 24 months or for at least 4, but not more than 8 quarters each time the Dollar Cost Averaging program is started or restarted following termination of the program for any reason.

Dollar Cost Averaging results in the purchase of more accumulation units when the value of the accumulation unit is low, and fewer accumulation units when the value of the accumulation unit is high. However, there is no guarantee that the Dollar Cost Averaging program will result in higher Policy Values or will otherwise be successful.

Dollar Cost Averaging may be discontinued before its scheduled completion by sending written notice to us. While Dollar Cost Averaging is in effect, Asset Rebalancing is not available. If Dollar Cost Averaging is discontinued prior to the end of the scheduled period, all remaining funds in the Dollar Cost Averaging Fixed Account will be transferred at that time. Unless we are notified otherwise, the funds remaining in the Dollar Cost Averaging Fixed Account will be transferred to the Subaccounts in the percentages currently indicated.

ASSET REBALANCING

Prior to the Annuity Commencement Date, You may instruct us to automatically transfer amounts among the Subaccounts of the Separate Account on a regular basis to maintain a desired allocation of the Policy Value among the various Subaccounts offered. Rebalancing will occur on a monthly, quarterly, semi-annual or annual basis, beginning on a date selected by You. You must select the percentage of the Policy Value desired in each of the various Subaccounts offered (totaling 100%). Any amounts in the Fixed Account are ignored for the purposes of Asset Rebalancing. Rebalancing can be started, stopped or changed at any time. Asset Rebalancing is not available while Dollar Cost Averaging is in effect. Rebalancing will cease as soon as we receive a request for any other transfer.

B.   TRANSFERS AFTER THE ANNUITY COMMENCEMENT DATE

After the Annuity Commencement Date, You may transfer the value of the variable annuity units from one Subaccount to another within the Separate Account or to the Fixed Account. If You want to transfer the value of the variable annuity units. You must provide a signed notice, containing the facts that we need. We reserve the right to limit transfers between the Subaccounts or to the Fixed Accounts to once per Policy Year.

The minimum amount which may be transferred is the lesser of $10 monthly income or the entire monthly income of the variable annuity units in the Subaccount from which the transfer is being made. If the monthly income of the remaining units in a Subaccount is less than $10, we have the right to include the value of those variable annuity units as part of the transfer.

After the Annuity Commencement Date, no transfers may be made from the Fixed Account to any other Investment Options.

LB1141

                           SECTION 9 - DEATH PROCEEDS

A.   DEATH PROCEEDS PRIOR TO ANNUITY COMMENCEMENT DATE

The amount of death proceeds will be the greater of (a) or (b) where:

(a) is the Policy Value on the date we receive due proof of death and an election of a method of settlement, and;
(b) is the Guaranteed Minimum Death Benefit (GMDB), if any, plus any additional premium payments received, (less any Gross Partial Withdrawals) from the date of death to the date of payment of death proceeds.

If You have not selected an income option by the date of death, the beneficiary may make such election within one year of the date we receive due proof of the owner's or Annuitant's death as described in C below. The beneficiary may elect to receive the death proceeds as a lump sum payment or may use the death proceeds to provide any of the annuity Income Options described in Section 10. Interest on death proceeds will be paid as required by law.

B.   GUARANTEED MINIMUM DEATH BENEFIT

The amount of the Guaranteed Minimum Death Benefit (GMDB) is based on the death benefit option shown on the Policy Data Page. You may not change the GMDB option after the policy is issued.

Annual Step-Up Death Benefit

     This GMDB is equal to:

     (1) the largest Policy Value on the Policy Date or on any Policy Anniversary prior to the earlier of the date of death or the Annuitant's 81 st birthday; plus

     (2) any premium payments subsequent to the date of the Policy Anniversary with the largest Policy Value; minus

     (3) any Adjusted Partial Withdrawals (as described below), subsequent to the date of the Policy Anniversary with the largest Policy Value.

Return of Premium Death Benefit

     This GMDB is equal to the total premiums paid for this policy, less any Adjusted Partial Withdrawals (as described below), as of the date of death.

A partial Withdrawal taken as provided in Section 5 will reduce the Guaranteed Minimum Death Benefit by an amount referred to as the "Adjusted Partial Withdrawal". The Adjusted Partial Withdrawal may be a different amount than the Gross Partial Withdrawal described in Section 5. If at the time of the partial Withdrawal, the Policy Value is greater than the GMDB, the Adjusted Partial Withdrawal will equal the Gross Partial Withdrawal.

The Adjusted Partial Withdrawal formula is
APW  = GPW times (DP/PV) where:

APW  = Adjusted Partial Withdrawal
GPW  = Gross Partial Withdrawal
DP   = Death Proceeds prior to the Withdrawal (equal to the greater of PV and
       GMDB)
PV   = Policy Value prior to the Withdrawal
GMBD = Guaranteed Minimum Death Benefit prior to the Withdrawal

C.   DEATH PRIOR TO ANNUITY COMMENCEMENT DATE

Payment of death proceeds depends upon the relationships between the owner, Annuitant, and beneficiary as outlined below.

If there are surviving owners, the surviving owners automatically take the place of any beneficiary designation.

I.   Annuitant Death

     When We have due proof that the Annuitant died before the Annuity Commencement Date, the death proceeds are payable to the beneficiary. Interest upon the death proceeds paid will be computed daily at the rate currently being credited to the Fixed Account from the date of death, in connection with the death claim of this policy to the date of payment and will be considered a part of the total sum paid. If no beneficiary is designated and there is no surviving owner, the owner's estate will become the beneficiary.

     a) When the beneficiary is the deceased Annuitant's surviving spouse. The beneficiary may elect to continue this policy as owner and Annuitant rather than receiving the death proceeds. If the policy is continued, an amount equal to the excess, if any, of the Guaranteed Minimum Death Benefit (if any) over the Policy Value will then be added to the Policy Value pro rata according to the amount of Policy Value in each Investment Option at that time. This is a one-time only Policy Value adjustment applied at the time the policy is continued, and the current death benefit in effect will continue to apply.

D568

          If the beneficiary elects to have the death proceeds paid rather than continue the policy, the death proceeds must be distributed pursuant to subsections b)(1) and (2) below.

     b) When the beneficiary is an individual who is not the deceased Annuitant's surviving spouse. The death proceeds must be distributed:

               (1) by the end of 5 years after the date of the deceased Annuitant's death, or
               (2) payments must begin no later than one year after the deceased Annuitant's death and must be made for a period certain or for this beneficiary's lifetime, so long as any period certain does not exceed this beneficiary's life expectancy. Election of this option must be made at least 60 days prior to the one year anniversary of the Annuitant's death.

     c) When the beneficiary is not a natural person. The death proceeds must be distributed within 5 years after the Annuitant's death.

II.  Owner Death

     If the deceased owner is also the Annuitant, Subsection C.I. "Annuitant Death" above applies.

     If an owner or joint owner who is not an Annuitant dies prior to the Annuity Commencement Date and before the entire interest in the policy is distributed, the successor owner as defined below will become the new owner, and no death proceeds are payable. The person or entity first listed below who is alive or in existence on the date of that death will become the successor owner:

     a)   surviving owner;
     b)   primary beneficiary;
     c)   contingent beneficiary; or
     d)   deceased owner's estate.

     The successor owner will need to take distributions according to a), b), or
     c) below:

     a) If the sole successor owner is the deceased owner's spouse. We will continue this policy with the successor owner as the new owner.

     b) If the successor owner is an individual who is not the deceased owner's spouse, the Policy Value must be distributed:

          (1) by the end of 5 years after the date of the deceased owner's death, or

          (2) payments must begin no later than one year after the deceased owner's death and must be made for a period certain or for the successor owner's lifetime, so long as any period certain does not exceed the successor owner's life expectancy. Election of this option must be made at least 60 days prior to the one year anniversary of the deceased owner's death.

     c) If the successor owner is not a natural person, the Policy Value must be distributed within 5 years after the owner's death.

D.   DEATH ON OR AFTER THE ANNUITY COMMENCEMENT DATE

The death proceeds on or after the Annuity Commencement Date depend on the payment option selected. If any owner dies on or after the Annuity Commencement Date, but before the entire interest in the policy is distributed, the remaining portion of such interest in the policy will be distributed to the owner's beneficiary at least as rapidly as under the method of distribution being used as of the date of that owner's death.

E.   AN OWNER IS NOT AN INDIVIDUAL

In the case of a non tax-qualified annuity, if any owner or beneficial owner is not an individual, then for purposes of Section 72(s) of the Internal Revenue Code's mandatory distribution provisions in subsection C or D above, (1) the primary Annuitant will be treated as the owner of the policy, and (2) if there is any change in the primary Annuitant, such a change will be treated as the death of the owner.

DB568

                          SECTION 10 - ANNUITY PAYMENTS

A.   GENERAL PAYMENT PROVISIONS

Payment

If this policy is in force on the Annuity Commencement Date, we will use the Fixed Account portion and/or the Separate Account portion of the Policy Value to make annuity payments to the Payee under Option 2 and/or 3-V, respectively, with 10 years certain, or if elected, under one or more of the other options described in this section. However, the option(s) elected must provide for lifetime income or income for a period of at least 60 months. You will become the Annuitant at the Annuity Commencement Date. Payments will be made at 1, 3, 6 or 12-month intervals. We reserve the right to change the frequency of payments to avoid making payments of less than $20.00.

Before the Annuity Commencement Date, if the death proceeds become payable or if You Surrender this policy, we will pay any proceeds in one sum, or if elected, all or part of these proceeds may be placed under one or more of the options described in this section. If we agree, the proceeds may be placed under some other method of payment instead.

Betterment of Rates

The amounts shown in the tables on page 16-17 are the guaranteed amounts. Current amounts offered to individuals of the same class may be obtained from us. Fixed annuity payments at the time of their commencement will not be less than those which would be provided by the application of the Policy Value to purchase any single consideration immediate annuity contract (as described in Section 4223 (a)(1)(E) of the New York Insurance Law) offered by the Company at the time to the same class of Annuitant.

Adjusted Age

Payments under Options 2 and 4 and the first payment under Options 3-V and 5-V are determined based on the adjusted age of the Annuitant. The adjusted age is the Annuitant's actual age on the Annuitant's nearest birthday, at the Annuity Commencement Date, adjusted as follows:

     Annuity
Commencement Date      Adjusted Age
-----------------   ------------------
   Before 2010      Actual Age
   2010 - 2019      Actual Age minus 1
   2020 - 2026      Actual Age minus 2
   2027 - 2033      Actual Age minus 3
   2034 - 2040      Actual Age minus 4
   After 2040       Determined by us

Election of Optional Method of Payment

Before the Annuity Commencement Date You can elect or change an Income Option. You may elect, in a notice You sign which gives us the facts that we need, annuity payments that may be either variable, fixed, or a combination of both. If You elect a combination. You must also tell us what part of the policy proceeds on the Annuity Commencement Date are to be applied to provide each type of payment. (You must also specify which Subaccounts.) The amount of a combined payment will be the sum of the variable and fixed payments. Payments under a variable Income Option will reflect the investment performance of the selected Subaccount of the Separate Account.

Payee

Unless You specify otherwise, the Payee shall be the Annuitant, or the beneficiary as defined in the Beneficiary provision in Section 11.

Proof of Age

We may require proof of the age of any person who has an annuity purchased under Options 2, 3-V, 4 and 5 -V of this section before we make the first payment.

Minimum Proceeds

If the Policy Value on the Annuity Commencement Date is less than $2,000, we reserve the right to pay the Policy Value out as a lump sum instead of applying it to an income option.

Premium Tax

The Insurance laws of the State of New York currently do not allow the imposition of premium taxes on the amount applied to a settlement option. Therefore, such deductions will not be made while the Owner is a resident of the State of New York, unless subsequent changes in New York's insurance laws provide otherwise. However, if the Owner becomes a non-resident of New York or if New York changes its insurance laws to allow the imposition of premium taxes on the amount applied to a settlement option, we will deduct the applicable premium tax before applying the proceeds.

Supplementary Contract

Once proceeds become payable and an income option has been selected, we will issue a supplementary contract to reflect the terms of the selected option. The contract will name the Payee(s) and will describe the payment schedule.

S1254

B.   FIXED INCOME OPTIONS

Commutation of Payments after the Annuity Commencement Date

For options 1, 2 and 3, if the present value is paid in a single sum, the interest rate used for commutation is the interest rate that equated the amount applied at annuitization to the present value of annuity payments.

Guaranteed Income Options

The fixed income option is determined by multiplying each $1,000 of policy proceeds allocated to a fixed income option by the amounts shown on pages 16 and 17 for the option You select. Options 1 and 3 are based on a guaranteed interest rate of 1.5%. Options 2 and 4 are based on a guaranteed interest rate of 1.5% and the "Annuity 2000" (male, female, and unisex if required by law) mortality table projected for improvement using projection scale G (50% of the female scale G factors were used, while 100% of the male scale G factors were used). The rates were projected dynamically using an assumed Annuity Commencement date of 2005. The "Annuity 2000" mortality rates are adjusted based on improvements in mortality since 2000 to more appropriately reflect increased longevity. This is accomplished using a set of improvement factors referred to as projection scale G.

Option 1 - Income for a Specified Period

We will make level payments only for the fixed period You choose. In the event of the death of the person receiving payments prior to the end of the fixed period elected, payments will be continued to that person's beneficiary or their present value may be paid in a single sum. No funds will remain at the end.

Option 2 - Life Income - You may choose between:

1. No Period Certain - We will make level payments only during the Annuitant's lifetime.
2. 10 Years Certain - We will make level payments for the longer of the Annuitant's lifetime or ten years.
3. Guaranteed Return of Policy Proceeds - We will make level payments for the longer of the Annuitant's lifetime or until the total dollar amount of payments we made to You equals the amount applied to this option.

Option 2(1) is not available for Adjusted Age(s) greater than 85.

Option 3 - Income of a Specified Amount

Payments are made for any specified amount until the amount applied to this option, with interest, is exhausted. This will be a series of level payments followed by a smaller final payment. In the event of the death of the person receiving payments prior to the time proceeds with interest are exhausted, payments will be continued to that person's beneficiary or their present value may be paid in a single sum.

Option 4- Joint and Survivor Annuity

Payments are made during the joint lifetime of the Payee and a joint Payee of Your selection. Payments will be made as long as either person is living.

Option 4 is not available for Adjusted Age(s) greater than 85.

Current Income Options

The amounts shown in the tables on pages 16 and 17 are the guaranteed amounts. Current amounts offered to individuals of the same class may be obtained from us. Any rates not shown in the Tables contained in this annuity policy and which are available will be provided by the Company upon request.

SB1254

C.   VARIABLE INCOME OPTIONS

Variable Annuity Units

The policy proceeds You tell us to apply to a variable income option will be used to purchase variable annuity units in Your chosen Subaccounts. The dollar value of variable annuity units in Your chosen Subaccounts will increase or decrease reflecting the investment experience of Your chosen Subaccounts. The value of a variable annuity unit in a particular Subaccount on any business day is equal to (a) multiplied by (b) multiplied by (c), where:

(a) is the variable annuity unit value for that Subaccount on the immediately preceding business day;
(b)  is the net investment factor for that Subaccount for the Valuation Period;
     and
(c)  is the Assumed Investment Return adjustment factor for the Valuation
     Period.

The Assumed Investment Return adjustment factor for the valuation period is the product of discount factors of .99986634 per day to recognize the 5.0% effective annual Assumed Investment Return.

The net investment factor used to calculate the value of a variable annuity unit in each Subaccount for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a)  is the net result of:
     (1) the net asset value of a fund share held in that Subaccount determined as of the end of the current valuation period; plus
     (2) the per share amount of any dividend or capital gain Distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the Valuation Period; plus or minus
     (3) a per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of the Subaccount
(b) is the net asset value of a fund share held in that Subaccount determined as of the end of the immediately preceding Valuation Period.
(c) is a factor representing the Mortality and Expense Risk Fee and Administrative Charge applicable after the Annuity Commencement Date. This factor is less than or equal to, on an annual basis, the percentage shown on the Policy Data Page of the daily net asset value of a fund share held in the Separate Account for that Subaccount.

Determination of the First Variable Payment

The amount of the first variable payment is determined by multiplying each $1,000 of policy proceeds allocated to a variable income option by the amounts shown on pages 18 and 19 for the variable option You select. The tables are based on a 5% effective annual Assumed Investment Return and the "Annuity 2000" (male, female, and unisex if required by law) mortality table projected for improvement using projection scale G (50% of the female scale G factors were used, while 100% of the male scale G factors were used). The rates were projected dynamically using an assumed Annuity Commencement date of 2005. The "Annuity 2000" mortality rates are adjusted based on improvements in mortality since 2000 to more appropriately reflect increased longevity. This is accomplished using a set of improvement factors referred to as projection scale G.

Option 3-V - Life Income - You may choose between:

1. No Period Certain - Payments will be made during the lifetime of the Annuitant.
2. 10 Years Certain - Payments will be made for the longer of the Annuitant's lifetime or ten years. In the event of the death of the person receiving payments prior to the end of the guarantee period for which the election was made, payments will be continued to that person's beneficiary or their present value may be paid in a single sum.

Option 3-V(1) is not available for Adjusted Age(s) greater than 85.

C937

Option 5-V - Joint and Survivor Annuity:

Payments are made as long as either the Annuitant or the joint Annuitant is living.

Option 5-V is not available for Adjusted Age(s) greater than 85.

Determination of Subsequent Variable Payments

The amount of each variable annuity payment after the first will increase or decrease according to the value of the variable annuity units which reflect the investment experience of the selected Subaccounts. Each variable annuity payment after the first will be equal to the number of variable annuity units in the selected Subaccounts multiplied by the variable annuity unit value on the date the payment is made. The number of variable annuity units in each selected Subaccount is determined by dividing the first variable annuity payment allocated to the Subaccount by the variable annuity unit value of that Subaccount on the Annuity Commencement Date.

Once Annuity Payments begin, neither expenses actually incurred other than taxes on the investment return, nor mortality actually experienced by the Company, shall adversely affect the dollar amount of Variable Annuity Payments to any Annuitant for whom such payments have commenced.

CB937

                       GUARANTEED FIXED INCOME OPTIONS **

The amounts shown in these tables are the guaranteed amounts for each $1,000 of the proceeds. Higher current amounts may be available at the time of settlement

-------------------------------------------------------------------------------------------------------------
   Option 1, Table I               Option 2, Table II        Option 2, Table III       Option 2, Table IV
-------------------------------------------------------------------------------------------------------------
 Number     Amount of              Monthly Installment                               Monthly Installment For
of Years     Monthly               For Life No Period      Monthly Installment For    Life Guaranteed Return
 Payable   Installment                   Certain            Life 10 Years Certain       of Policy Proceeds
-------------------------------------------------------------------------------------------------------------
                         Age*    Male    Female   Unisex   Male    Female   Unisex    Male    Female   Unisex
-------------------------------------------------------------------------------------------------------------
                          50    $ 2.97   $ 2.86   $ 2.90   $2.96    $2.86    $2.89   $ 2.79   $ 2.74   $ 2.76
                          51      3.04     2.92     2.96    3.02     2.91     2.94     2.84     2.79     2.80
                          52      3.10     2.98     3.02    3.08     2.97     3.01     2.89     2.84     2.85
                          53      3.18     3.05     3.09    3.15     3.03     3.07     2.94     2.89     2.90
    5         17.28       54      3.25     3.11     3.15    3.22     3.10     3.14     3.00     2.94     2.96
    6         14.51       55      3.33     3.18     3.23    3.30     3.17     3.21     3.06     3.00     3.02
    7         12.53       56      3.41     3.26     3.30    3.38     3.24     3.28     3.12     3.06     3.07
    8         11.04       57      3.50     3.34     3.39    3.46     3.32     3.36     3.18     3.12     3.14
    9          9.89       58      3.60     3.42     3.47    3.55     3.39     3.44     3.25     3.18     3.20
   10          8.96       59      3.69     3.51     3.56    3.65     3.48     3.53     3.32     3.25     3.27
   11          8.21       60      3.80     3.60     3.66    3.75     3.57     3.62     3.39     3.32     3.34
   12          7.58       61      3.91     3.70     3.76    3.85     3.66     3.72     3.46     3.39     3.41
   13          7.05       62      4.03     3.81     3.87    3.96     3.76     3.82     3.54     3.47     3.49
   14          6.59       63      4.16     3.92     3.99    4.07     3.87     3.93     3.63     3.55     3.57
   15          6.20       64      4.30     4.04     4.12    4.20     3.98     4.04     3.72     3.63     3.66
   16          5.85       65      4.45     4.16     4.25    4.32     4.09     4.16     3.81     3.72     3.75
   17          5.55       66      4.60     4.30     4.39    4.46     4.22     4.29     3.91     3.81     3.84
   18          5.27       67      4.77     4.45     4.54    4.60     4.35     4.42     4.01     3.91     3.94
   19          5.03       68      4.95     4.60     4.71    4.75     4.49     4.57     4.11     4.01     4.04
   20          4.81       69      5.14     4.77     4.88    4.90     4.64     4.71     4.23     4.12     4.15
                          70      5.34     4.95     5.07    5.06     4.79     4.87     4.34     4.24     4.27
                          71      5.56     5.15     5.27    5.22     4.95     5.03     4.47     4.36     4.39
                          72      5.79     5.36     5.49    5.39     5.12     5.20     4.60     4.49     4.52
                          73      6.03     5.59     5.72    5.56     5.30     5.38     4.73     4.62     4.66
                          74      6.30     5.83     5.97    5.74     5.49     5.57     4.88     4.77     4.80
                          75      6.58     6.10     6.24    5.93     5.68     5.76     5.03     4.92     4.95
                          76      6.88     6.39     6.53    6.11     5.88     5.95     5.18     5.08     5.11
                          77      7.20     6.70     6.85    6.30     6.09     6.15     5.35     5.25     5.28
                          78      7.55     7.03     7.19    6.49     6.30     6.36     5.53     5.43     5.46
                          79      7.92     7.40     7.55    6.68     6.51     6.56     5.71     5.61     5.64
                          80      8.32     7.79     7.95    6.87     6.72     6.77     5.90     5.81     5.84
                          81      8.75     8.22     8.38    7.06     6.93     6.97     6.11     6.02     6.05
                          82      9.20     8.69     8.84    7.24     7.13     7.16     6.32     6.24     6.27
                          83      9.69     9.19     9.34    7.41     7.33     7.36     6.55     6.48     6.50
                          84     10.21     9.74     9.88    7.58     7.52     7.54     6.78     6.72     6.74
                          85     10.77    10.33    10.46    7.74     7.69     7.71     7.03     6.98     7.00
                          86                                7.89     7.86     7.87     7.29     7.26     7.27
                          87                                8.03     8.01     8.01     7.57     7.54     7.55
                          88                                8.16     8.15     8.15     7.86     7.84     7.85
                          89                                8.28     8.27     8.27     8.17     8.15     8.16
                          90                                8.38     8.38     8.38     8.49     8.48     8.48
                          91                                8.48     8.48     8.48     8.83     8.82     8.83
                          92                                8.57     8.57     8.57     9.19     9.18     9.19
                          93                                8.65     8.64     8.65     9.58     9.56     9.57
                          94                                8.72     8.71     8.71    10.00     9.97     9.98
                          95                                8.78     8.77     8.77    10.45    10.40    10.42
-------------------------------------------------------------------------------------------------------------

* Adjusted Age as defined in Section 10.A.

** The guaranteed fixed income amounts are based on a guaranteed interest rate of 1.5%.

Dollar amounts of monthly, quarterly, semi-annual and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 10).

T1027

                         Fixed Income Option 4, Table V
                 Monthly Installment For Joint and Full Survivor

----------------------------------------------------------------------------------------------
                                      Adjusted Age of Female Annuitant*
Adjusted Age   -------------------------------------------------------------------------------
    of         15 Years    12 Years     9 Years     6 Years     3 Years               3 Years
   Male        Less Than   Less Than   Less Than   Less Than   Less Than   Same As   More Than
 Annuitant*       Male        Male        Male        Male        Male      Male       Male
----------------------------------------------------------------------------------------------
     50          $2.20       $2.27       $2.34       $2.41       $2.48      $2.55      $2.62
     55           2.35        2.44        2.52        2.61        2.71       2.80       2.88
     60           2.54        2.64        2.76        2.88        2.99       3.11       3.23
     65           2.77        2.91        3.06        3.22        3.38       3.54       3.69
     70           3.08        3.26        3.46        3.67        3.89       4.11       4.33
     75           3.47        3.72        3.99        4.29        4.60       4.93       5.24
     80           4.01        4.35        4.74        5.17        5.62       6.08       6.53
     85           4.75        5.25        5.81        6.44        7.09       7.75       8.36
----------------------------------------------------------------------------------------------

             Monthly Installment For Unisex Joint and Full Survivor

----------------------------------------------------------------------------------------------
                                       Adjusted Age of Joint Annuitant*
Adjusted Age   -------------------------------------------------------------------------------
    of         15 Years     12 Years    9 Years     6 Years     3 Years               3 Years
   First       Less Than   Less Than   Less Than   Less Than   Less Than   Same As   More Than
 Annuitant*      First       First       First        First      First      First       First
----------------------------------------------------------------------------------------------
     50          $2.20       $2.27       $2.34       $2.41       $2.48      $2.55      $2.61
     55           2.36        2.44        2.53        2.62        2.70       2.79       2.87
     60           2.55        2.65        2.76        2.88        2.99       3.10       3.20
     65           2.79        2.92        3.07        3.22        3.37       3.52       3.66
     70           3.10        3.28        3.47        3.67        3.88       4.09       4.28
     75           3.50        3.75        4.02        4.30        4.60       4.89       5.16
     80           4.06        4.40        4.78        5.19        5.62       6.04       6.44
     85           4.83        5.32        5.87        6.47        7.10       7.71       8.28
----------------------------------------------------------------------------------------------

* Adjusted Age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 10).

TB1027

                             VARIABLE INCOME OPTIONS
                      BASED ON ASSUMED INVESTMENT RETURN **

The amounts shown in these tables are the initial payment amounts based on a 5.0% Assumed Investment Return for each $1,000 of the proceeds.

------------------------------------------------------------------
            Option 3-V, Table I            Option 3-V, Table II
------------------------------------------------------------------
       Monthly Installment for Life   Monthly Installment for Life
             No Period Certain              10 Years Certain
------------------------------------------------------------------
Age*      Male    Female   Unisex        Male   Female   Unisex
------------------------------------------------------------------
 50      $ 5.07   $ 4.93   $ 4.98       $ 5.04  $ 4.92   $ 4.95
 51        5.13     4.99     5.03         5.09    4.96     5.00
 52        5.19     5.04     5.08         5.15    5.01     5.05
 53        5.26     5.10     5.14         5.21    5.07     5.11
 54        5.33     5.16     5.21         5.27    5.12     5.17
 55        5.40     5.22     5.27         5.34    5.18     5.23
 56        5.48     5.29     5.35         5.41    5.25     5.30
 57        5.57     5.36     5.42         5.49    5.32     5.37
 58        5.66     5.44     5.50         5.57    5.39     5.44
 59        5.75     5.52     5.59         5.66    5.47     5.52
 60        5.85     5.61     5.68         5.75    5.55     5.61
 61        5.97     5.70     5.78         5.85    5.63     5.70
 62        6.09     5.81     5.89         5.95    5.72     5.79
 63        6.21     5.91     6.00         6.06    5.82     5.89
 64        6.35     6.03     6.13         6.17    5.92     6.00
 65        6.50     6.16     6.26         6.29    6.03     6.11
 66        6.66     6.29     6.40         6.42    6.15     6.23
 67        6.83     6.43     6.55         6.55    6.27     6.36
 68        7.01     6.59     6.71         6.69    6.40     6.49
 69        7.21     6.76     6.89         6.83    6.54     6.63
 70        7.41     6.94     7.08         6.98    6.69     6.77
 71        7.63     7.14     7.28         7.13    6.84     6.93
 72        7.87     7.35     7.50         7.28    7.00     7.09
 73        8.12     7.58     7.74         7.45    7.17     7.25
 74        8.39     7.83     8.00         7.61    7.34     7.42
 75        8.68     8.11     8.28         7.78    7.52     7.60
 76        8.99     8.40     8.58         7.95    7.71     7.78
 77        9.32     8.72     8.90         8.12    7.90     7.97
 78        9.68     9.07     9.25         8.29    8.09     8.16
 79       10.06     9.45     9.63         8.47    8.29     8.34
 80       10.47     9.85    10.04         8.64    8.48     8.53
 81       10.91    10.30    10.48         8.80    8.67     8.71
 82       11.38    10.78    10.96         8.97    8.86     8.89
 83       11.88    11.30    11.47         9.12    9.04     9.06
 84       12.42    11.87    12.03         9.27    9.21     9.23
 85       12.99    12.48    12.63         9.41    9.37     9.38
 86                                       9.54    9.51     9.52
 87                                       9.67    9.65     9.65
 88                                       9.78    9.77     9.77
 89                                       9.89    9.88     9.88
 90                                       9.98    9.98     9.98
 91                                      10.07   10.07    10.07
 92                                      10.15   10.15    10.15
 93                                      10.22   10.22    10.22
 94                                      10.28   10.28    10.28
 95                                      10.34   10.33    10.33
------------------------------------------------------------------

* Adjusted Age as defined in Section 10.A.

** The discount factor per day which corresponds to the Assumed Investment Return of 5.0% is .99986634.

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 10).

H1313

                      Variable Income Option 5-V, Table III
                 Monthly Installment For Joint and Full Survivor

----------------------------------------------------------------------------------------------
                                      Adjusted Age of Female Annuitant*
Adjusted Age   -------------------------------------------------------------------------------
    of          15 Years    12 Years    9 Years     6 Years     3 Years               3 Years
   Male        Less Than   Less Than   Less Than   Less Than   Less Than   Same As   More Than
 Annuitant*       Male        Male        Male        Male        Male       Male       Male
----------------------------------------------------------------------------------------------
    50           $4.37       $4.42       $4.46       $4.51       $4.56      $4.62     $ 4.67
    55            4.48        4.54        4.60        4.67        4.74       4.81       4.88
    60            4.62        4.70        4.79        4.88        4.98       5.08       5.18
    65            4.81        4.92        5.04        5.17        5.31       5.46       5.61
    70            5.07        5.23        5.40        5.59        5.79       6.00       6.22
    75            5.43        5.65        5.90        6.18        6.48       6.79       7.11
    80            5.94        6.26        6.63        7.04        7.49       7.95       8.40
    85            6.67        7.15        7.70        8.31        8.97       9.63      10.26
----------------------------------------------------------------------------------------------

             Monthly Installment For Unisex Joint and Full Survivor

----------------------------------------------------------------------------------------------
                                       Adjusted Age of Joint Annuitant*
Adjusted Age   -------------------------------------------------------------------------------
    of          15 Years    12 Years    9 Years     6 Years     3 Years               3 Years
  First        Less Than   Less Than   Less Than   Less Than   Less Than   Same As   More Than
 Annuitant*      First       First       First       First       First      First      First
----------------------------------------------------------------------------------------------
    50           $4.38       $4.42       $4.47       $4.51       $4.56      $4.61     $ 4.66
    55            4.48        4.54        4.60        4.67        4.73       4.80       4.87
    60            4.63        4.70        4.79        4.88        4.97       5.07       5.16
    65            4.82        4.93        5.05        5.17        5.30       5.44       5.57
    70            5.09        5.24        5.41        5.59        5.78       5.97       6.16
    75            5.46        5.68        5.93        6.19        6.47       6.75       7.03
    80            5.99        6.31        6.67        7.07        7.48       7.90       8.30
    85            6.75        7.23        7.76        8.35        8.97       9.59      10.17
----------------------------------------------------------------------------------------------

* Adjusted Age as defined in Section 10.A

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 10).

J1313

                        SECTION 11 - GENERAL PROVISIONS

THE ENTIRE CONTRACT

The entire contract consists of this policy, the Policy Data page, endorsements, and riders, if any, and the application signed by You, a copy of which is attached hereto. No insertion in or other alteration of any written application can be made by any person other than You without Your written consent, except that insertions may be made by Us for administrative purposes only in such manner as to indicate clearly that the insertions are not to be ascribed to You. All statements in the application made by or under the authority of the applicant are representations and not warranties. Nothing is incorporated by reference, unless a copy is endorsed upon or attached to the policy. Nothing in the policy or any attached endorsements or riders thereto invalidates or impairs any right granted to the Owner by New York law.

MODIFICATION OF POLICY

No change in this policy is valid unless made in writing by us and approved by one of our officers. No Registered Representative has authority to change or waive any provision of Your policy.

TAX QUALIFICATION

This policy is intended to qualify as an annuity contract for federal income tax purposes. The provisions of this policy are to be interpreted to maintain such qualification, notwithstanding any other provisions to the contrary. To maintain such tax qualification, we reserve the right to amend this policy to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification or to conform this policy to any applicable changes in the tax qualification requirements. We will send You a copy in the event of any such amendment. If You refuse such an amendment it must be by giving us written notice, and Your refusal may result in adverse tax consequences.

NON-PARTICIPATING

This policy will not share in our surplus earnings.

AGE OR SEX CORRECTIONS

If the age or sex of the Annuitant has been misstated, the benefits will be those, which the premiums paid, would have purchased for the correct age and sex. If required by law to ignore differences in the sex of the Annuitant, the annuity payments will be determined using the unisex factors in Section 10.

Any underpayment made by us will be paid with the next payment. Any overpayment made by us will be deducted from future payments. Any underpayment or overpayment, will include interest at 5% per year, from the date of the wrong payment to the date of the adjustment.

INCONTESTABILITY

This policy shall be incontestable from the Policy Date.

EVIDENCE OF SURVIVAL

We have the right to require satisfactory evidence that a person was alive if a payment is based on that person being alive. No payment will be made until we receive the evidence.

SETTLEMENT

Any payment by us under this policy is payable at our Home Office.

RIGHTS OF OWNER

The owner may, while the Annuitant is living:

     1.   Assign this policy.
     2.   Surrender the policy to us.
     3.   Amend or modify the policy with our written consent.
     4.   Receive annuity payments or name a Payee to receive the payments.
     5. Exercise, receive and enjoy every other right and benefit contained in the policy.

The use of these rights may be subject to the consent of any assignee or irrevocable beneficiary; and of the spouse in a community or marital property state.

Unless we have been notified of a community or marital property interest in this policy, we will rely on our good faith belief that no such interest exists and will assume no responsibility for inquiry.

SUCCESSOR OWNER

A successor owner will be the new owner as described in Section 9, C, II.

CHANGE OF OWNERSHIP

In the case of a non-tax-qualified annuity, You can change the owner of this policy, from yourself to a new owner, in a notice You sign which gives us the facts that we need. When this change takes effect, all rights of ownership in this policy will pass to the new owner.

A change of owner will not be effective until it is received by Us. After it has been so received, the change will take effect as of the date You signed the notice. However, if the Annuitant dies before the notice has been so received, it will not be effective as to those proceeds we have paid before the change was received by Us.

We may require that the change be endorsed in the policy. Changing the owner does not change the beneficiary or the Annuitant.

A change of ownership may result in adverse tax consequences.

ANNUITY COMMENCEMENT DATE

The Annuity Commencement Date is the date annuity payments begin. In no event can this date be later than the last day of the month following the month in which the Annuitant attains age 90, or 10 years from the Policy Date, if later. You may change the Annuity Commencement Date at any time before the Annuity Commencement date by giving us 30 days' written notice. However, the revised Annuity Commencement Date may not be earlier than the first day of the calendar month coinciding with or next following the first Policy Anniversary.

R313

ASSIGNMENT

(a) In the case of a non tax-qualified annuity, this Policy may be assigned. The assignment must be in writing and filed with us.

(b) We assume no responsibility for the validity of any assignment. Any claim made under an assignment shall be subject to proof of interest and the extent of the assignment.

(c) This policy may be applied for and issued to qualify as a tax-qualified annuity under certain sections of the Internal Revenue Code. Ownership of this policy is then restricted so that it will comply with provisions of the Internal Revenue Code.

Assignment of this policy may result in adverse tax consequences.

BENEFICIARY

Death proceeds, when payable in accordance with Section 9, are payable to the designated beneficiary or beneficiaries. Such beneficiary(ies) must be named and may be changed without consent (unless irrevocably designated or required by law) by notifying us in writing on a form acceptable to us. The change will take effect upon the date You sign it, whether or not You are living when we receive it. The notice must have been postmarked (or show other evidence of delivery that is acceptable to us) on or before the date of death. Your most recent change of beneficiary notice will replace any prior beneficiary designations. No change will apply to any payment we made before the written notice was received. If an irrevocable beneficiary dies, You may designate a new beneficiary.

You may direct that the beneficiary shall not have the right to withdraw, assign or commute any sum payable under an option. In the absence of such election or direction, the beneficiary may change the manner of payment or make an election of any option.

If any primary or contingent beneficiary dies before the Annuitant, that beneficiary's interest in this policy ends with that beneficiary's death. Only those beneficiaries living at the time of the Annuitant's death will be eligible to receive their share of the death proceeds. In the event no primary or contingent beneficiaries have been named and all primary beneficiaries have died before the death proceeds become payable, the owner(s) will become the beneficiary(ies) unless elected otherwise in accordance with Section 9. If both primary and contingent beneficiaries have been named, payment will be made to the named primary beneficiaries living at the time the death proceeds become payable. If there is more than one beneficiary and You failed to specify their interest, they will share equally. Payment will be made to the named contingent beneficiary(ies) only, if all primary beneficiaries have died before the death proceeds become payable. If any primary beneficiary is alive at the time the death proceeds become payable, but dies before receiving their payment, their share will be paid to their estate.

PROTECTION OF PROCEEDS

Unless You so direct by filing written notice with us, no beneficiary may assign any payments under this policy before the same are due. To the extent permitted by law, no payments under this policy will be subject to the claims of creditors of any beneficiary.

DEFERMENT

We will pay any partial Withdrawals or Surrender proceeds from the Separate Account within 7 days after we receive all requirements that we need. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer transfers among the Subaccounts and to the Fixed Account, and determination or payment of partial Withdrawals or Surrender proceeds.

When permitted by law, we may defer paying any partial Withdrawals or Surrender proceeds from the Fixed Account for up to 6 months from the date we receive Your request. If the owner dies after the request is received, but before the request is processed, the request will be processed before the death proceeds are determined. The interest rate will be the effective annual interest rate currently being credited to the Fixed Account.

REPORTS TO OWNER

We will give You an annual report at least once each Policy Year. This report will show the number and value of the accumulation units held in each of the Subaccounts as well as the value of the Fixed Account. It will also give You the Death Benefit and method of determining the Cash Value, and any other facts required by law or regulation.

RB313

[LOGO] Transamerica                                                    Home Office located at:
   (R) FINANCIAL LIFE INSURANCE COMPANY                                4 Manhattanville Road, Purchase,
                                                                       New York 10577
                                                                       Adm. Office located at:
                                                                       4333 Edgewood Road N.E. Cedar
                                                                       Rapids, lowa 52499
       A Stock Company (Hereafter called the Company, we, our or us)   (319)398-8511

                                      INDEX

                                                  Page
                                                  ----

Accumulation Units ...................................    7
Age or Sex Corrections ...............................   20
Annuity Commencement Date ............................   20
Annuity Payments .....................................   12
Assignment ...........................................   21
Beneficiary ..........................................   21
Cash Value ...........................................    5
Contract .............................................   20
Death Proceeds ..................................... 10, 11
Definitions ..........................................    2
Dollar Cost Averaging Option..........................    9
Evidence of Survival .................................   20
Fixed Account ........................................    8
Guaranteed Minimum Death Benefit .....................   10
Guaranteed Return of Fixed Account
   Premium Payments ..................................    6
Guaranteed Period Option .............................    8
Incontestability .....................................   20
Income Option Tables ....................... 16, 17, 18, 19
Modification of Policy................................   20
Non-participating ....................................   20
Option to Change Annuity Commencement Date               20
Partial Withdrawals ..................................    5
Payee.................................................   12
Payment of Premiums...................................    4
Policy Data Page......................................    3
Policy Value..........................................    4
Proof of Age .........................................   12
Protection of Proceeds................................   21
Right to Cancel ......................................    1
Rights of Owner ......................................   20
Separate Account ..................................... 6, 7
Service Charge .......................................    4
Settlement ...........................................   20
Transfers ............................................ 8, 9

                   Flexible Premium Deferred Variable Annuity
                   Income Payable At Annuity Commencement Date
            Benefits Based On The Performance Of The Separate Account
Are Variable And Are Not Guaranteed As To Dollar Amount (See Sections 6 and 10C)
                                Non-Participating
    WE RESERVE THE RIGHT TO (I) REFUSE PREMIUM PAYMENTS TO THE FIXED ACCOUNT, AND (II) PROHIBIT TRANSFERS TO THE FIXED ACCOUNT, AFTER THE POLICY DATE

Y1028